FUND OF FUNDS INVESTMENT AGREEMENT
THIS AGREEMENT, dated as of June 2, 2026, between EA Series Trust, on behalf of itself or its separate series listed on Schedule A, severally and not jointly (the “Acquiring Funds”), and Simplify Exchange Traded Funds, on behalf of its respective series listed on Schedule A, severally and not jointly (the “Acquired Funds” and together with the Acquiring Funds, the “Funds”).
WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);
WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;
WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule;
WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule; and
NOW THEREFORE, in accordance with the Rule, the Acquiring Funds and the Acquired Funds desire to set forth the following terms pursuant to which the Acquiring Funds may invest in the Acquired Funds in reliance on the Rule.
1.Terms of Investment.
(a)In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund agree as follows:
(i)In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, the Acquired Fund may honor any redemption request partially or wholly in-kind.
(ii)Timing/advance notice of redemptions. The Acquiring Fund will use reasonable efforts to spread large redemption requests (greater than 5% of the Acquired Fund’s total outstanding shares) over multiple days or to provide advance notification of redemption requests to the Acquired Fund(s) whenever practicable and consistent with the Acquiring Fund’s best interests. The Acquired

Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any. For the avoidance of doubt, in the instance where the Acquired Fund is an exchange-traded fund, the requirements of this paragraph shall not apply to transactions in which an Acquiring Fund did not know or have reason to know that such transaction would result in a redemption transaction with the Acquired Fund (such as where an Acquiring Fund sells shares in the secondary market).
(iii)Scale of investment. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund.
(iv)Mirror Voting. If the Acquiring Fund together with its “advisory group” (as defined in the Rule) holds more than 25% of the outstanding voting securities of the Acquired Fund, the Acquiring Fund will vote any shares of the Acquired Fund in the same proportion as the vote of all other holders of such shares (“Mirror Vote”); provided, however, that in circumstances where all holders of the outstanding voting shares of the Acquired Fund are required by the Rule or otherwise under Section 12(d)(1) of the 1940 Act to Mirror Vote, the Acquiring Fund will seek instructions from its security holders with regard to the voting of all proxies with respect to the Acquired Fund’s shares and vote such proxies only in accordance with such instructions.
(b)In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule. Such information shall be limited to that which is made publicly available by the Acquired Fund.
2.Representations of the Acquired Funds.
In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.
3.Representations of the Acquiring Funds.
In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.
4.Choice of Law; Counterparts.
The parties hereby agree that this Agreement shall be enforced, governed and construed in all respects in accordance with the laws of the State of Delaware (without reference to the conflicts of laws principles thereof). This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. An electronic copy of a signature received in Portable Document Format (PDF) or a copy of a signature received via a fax machine shall be deemed to be of the same force and effect as an original signature on an original executed document.
5.Notices.
All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to the Acquiring Fund:	If to the Acquired Fund:
EA Series Trust Attn: Legal 3803 West Chester Pike, Suite 150 Newtown Square, PA 19073 Email: legal@etfarchitect.com With a copy to: compliance@etfarchitect.com	Simplify Exchange Traded Funds 10845 Griffith Peak Drive, Suite 200 Las Vegas, NV 89135 Attn: Compliance, Simplify Asset Management Email: compliance@Simplify.us

6.Term and Termination; Assignment; Amendment.
(a)This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 6(b).
(b)This Agreement shall continue until terminated in writing by either party upon 60 days’ notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.
(c)This Agreement may not be assigned by either party without the prior written consent of the other.
(d)This Agreement may be amended only by a writing that is signed by each affected party.
(e)In any action involving an Acquiring Fund under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Fund that is involved in the matter in controversy and not to any other series of the Acquiring Funds.
(f)In any action involving an Acquired Fund under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Fund that is involved in the matter in controversy and not to any other series of the Acquired Funds.
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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SIMPLIFY EXCHANGE TRADED FUNDS,
on behalf of each series listed in Schedule A hereto

By:     /s/ Paul Kim
Name:     Paul Kim
Title:     Co-Founder & CEO
    Simplify Asset Management

EA Series Trust,
on behalf of each series listed in Schedule A hereto

By:     /s/ Michael D. Barolsky
Name:     Michael D. Barolsky
Title:     Vice President & Secretary

SCHEDULE A
List of Funds to Which the Agreement Applies1

Acquiring Funds	Acquired Funds

Gadsden Dynamic Multi-Asset ETF (GDMA)	Simplify Government Money Market ETF (SBIL)
Simplify MBS ETF (MTBA)
Simplify Managed Futures Strategy ETF (CTA)
Simplify Short Term Treasury Futures Strategy ETF (TUA)
Simplify Volatility Premium ETF (SVOL)
Simplify High Yield ETF (CDX)
Simplify Treasury Option Income ETF (BUCK)
Simplify Aggregate Bond ETF (AGGH)
Simplify Hedged Equity ETF (HEQT)
Simplify Barrier Income ETF (SBAR)
Simplify Health Care ETF (PINK)
Simplify Interest Rate Hedge ETF (PFIX)
Simplify Kayne Anderson Energy and Infrastructure Credit ETF (KNRG)
Simplify US Equity PLUS Managed Futures Strategy ETF (CTAP)
Simplify Currency Strategy ETF (FOXY)
Simplify Chinese Commodities Strategy No K-1 ETF (CCOM)
Simplify US Equity PLUS Downside Convexity ETF (SPD)
Simplify US Equity PLUS Upside Convexity ETF (SPUC)
Simplify US Equity PLUS Convexity ETF (SPYC)
Simplify Enhanced Income ETF (HIGH)
Simplify Commodities Strategy No K-1 ETF (HARD)
Simplify Propel Opportunities ETF (SURI)
Simplify Intermediate Term Treasury Futures Strategy ETF (TYA)
Simplify Gold Strategy PLUS Income ETF (YGLD)
Simplify Target 15 Distribution ETF (XV)
Simplify Bond Bull ETF (RFIX)
Simplify Multi-QIS Alternative ETF (QIS)
Simplify Ancorato Target 25 Distribution ETF (XXV)
Simplify National Muni Bond ETF (NMB)
1    To the extent each Acquiring Fund that is a party to the Agreement can invest in any Acquired Fund that is a party to this Agreement on the same terms, this schedule can take the form of simple lists of Acquiring and Acquired Funds. To the extent one or more Acquiring Funds can only invest in certain Acquired Funds (or certain pairings of Acquiring and Acquired Funds are subject to different terms), users could use a table in this Schedule A to track those differences.

Simplify US Equity PLUS Bitcoin Strategy ETF (SPBC)
Simplify Gamma Emerging Market Bond ETF (GAEM)
Simplify Opportunistic Income ETF (CRDT)
Simplify NEXT Intangible Core Index ETF (NXTI)
Simplify Bitcoin Strategy PLUS Income ETF (MAXI)
Simplify Volt TSLA Revolution ETF (TESL)
Simplify China A Shares PLUS Income ETF (CAS)
Simplify Tara India Opportunities ETF (IOPP)
Simplify Piper Sandler US Small-Cap PLUS Income ETF (LITL)
Simplify DBi CTA Managed Futures Index ETF (SDMF)
Simplify VettaFi Private Credit Strategy ETF (PCR)